
                                  NSAR ITEM 77O

                           VKAC Growth and Income Fund
                               10f-3 Transactions

  Underwriting #          Underwriting              Purchased From         Amount of shares   % of Underwriting    Date of Purchase
                                                                              Purchased


         1                 Rhodia ADS                SBC Warburg                80,300              0.730%             06/25/98
                                                   Societe Generale
                                                 Donaldson, Lufkin &
                                                       Jenrette

         2         Capstar Broadcasting Corp.        First Boston              257,800              0.832%             05/26/98
                                                    BT Alex Brown
                                                    Goldman Sachs
                                                Montgomery Securities
                                                     Bear Stearns
                                                 Salomon Smith Barney


Other Firms participating in Underwriting:

Underwriting for #1

Swiss Bank Corporation, acting through its division, SBC Warburg Dillion Read Societe Generale
Morgan Stanley & Co. Incorporated
Donaldson, Lufkin & Jenrette International
Bear, Stearns International Limited
BT Alex. Brown International
Credit Suisse First Boston ( Europe) Limited
Goldman Sachs International
Paribas
Credit Agricole Indosuez
Banque Nationale de Paris
Credit Lyonnais
Credit commercial de france
ABN AMRO Rothschild
Dresdner Kleinwort Benson
Nomura International plc


Underwriting for #2

Credit Suisse First Boston Corporation
BT Alex. Brown Incorporated
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.
NationsBanc Montgomery Securities LLC
Smith Barney Inc.